Exhibit 99

Recom Managed Systems, Inc. Engages Stonefield Josephson to Serve as its Independent Auditors

Recom Managed Systems, Inc. (OTCBB: RECM), a life science company whose first products service the cardiac diagnostic market, has appointed Stonefield Josephson as its new independent auditor, replacing its previous auditor, Burnett + Company, LLC.

Marvin Fink, President and CEO, said "The decision to change auditors is a strategic move and one we believe is in the best interests of our shareholders. With the recent completion of our private placement, we feel Stonefield Josephson's depth and larger global footprint will allow Recom to optimize the proceeds from such offering. Stonefield Josephson is a highly respected professional services firm with a sound reputation for providing top-quality independent audit services for companies of our size and in our markets. We look forward to working with Stonefield Josephson's experienced professional services team."

Mr. Fink concluded, "We appreciate the quality of professional services the Burnett + Company, LLC team has provided us throughout their engagement with our Company."

About Stonefield Josephson

Stonefield Josephson is a leading consulting and accounting firm with offices in Santa Monica, Orange County, San Francisco, Walnut Creek and Mexico City. Stonefield Josephson's professional team of Certified Public Accountants and Business Advisors are dedicated to increasing profitability and solving problems. Integrating accounting, tax and business management experience to anticipate your needs and provide practical advice. The Company thoroughly understands the emerging enterprise as well as the long established business. Since its formation in 1975, Stonefield Josephson has grown to serve clients worldwide.

About Recom Managed Systems, Inc.

Recom Managed Systems, Inc., a Delaware corporation, is an emerging life sciences company. In September 2002, Recom completed a technology acquisition for purposes of attempting to develop and then commercialize heart-monitoring devices. Although the Company has submitted its first product for FDA approval, Recom intends for the foreseeable future to remain a development-stage company with limited cash or other tangible assets, no currently outstanding debt and no immediate prospects of revenue. Recom may possibly require some additional money to fund further development and continue with attempts to commercialize the technology into products and services. Recom cannot provide assurances that any of these endeavors will be successful.

For Addition Information, Contact:

Recom Managed Systems, Inc.

Marvin Fink
CEO
818-432-4560

Stonefield Josephson


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

Dean Skupen
310-566-4377

Safe Harbor Statement -This press release contains forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or if they prove incorrect, could cause the Company's results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in the reports filed by Recom Managed Systems, Inc. with the Securities and Exchange Commission. Recom Managed Systems, Inc. assumes no obligation to, and does not intend to, update these forward-looking statements.


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